Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-232188 on Form S-8 and Registration Statement No. 333-248843 on Form S-3 of our reports dated March 30, 2021, relating to the consolidated financial statements of Chewy, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Chewy, Inc. and subsidiaries for the year ended January 31, 2021.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
March 30, 2021